Exhibit 99.1

Final Transcript

ACCUCONFERENCE: Grannus Financial Advisors July 7, 2011/11:44 a.m. CDT

SPEAKERS

Michael Bibelman – CEO, Voiceserve
Alexander Ellinson – Chairman, Voiceserve
Yvonne Zappulla – Managing Director, Grannus Financial Advisors

PRESENTATION

Coordinator
Ladies and gentlemen, thank you for standing by.  Welcome to the Voiceserve conference call.  At this time all participants are in a listen-only mode.  Later, there will be an opportunity for questions and comments.  Instructions will be given at that time.  As a reminder, this conference call is being recorded.  I would now like to turn the call over to our host, Yvonne Zappulla.  Yvonne.

Y. Zappulla
Thank you, Rachel.  Good afternoon and thank all of you for joining us for Voiceserve’s fiscal year 2011 financial results conference call.  I’m Yvonne Zappulla of Grannus Financial Advisors, Voiceserve’s Investor Relations Consultant.  With us today is Alexander Ellinson, Chairman of Voiceserve; and Michael Bibelman, the company’s CEO.

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ACCUCONFERENCE
July 7, 2011/11:44 a.m. CDT

The fiscal year 2011 earnings report press release was issued on Tuesday and is available on the Company’s homepage of its website under the Investor Relations section at www.voiceserve.com.  A copy of this call will be available for review approximately two hours after its completion on the Company’s website.

Management has approximately 45 minutes for this call.  Alexander Ellinson, again, Chairman of Voiceserve, will briefly review the Company’s full year and fourth quarter figures for its past fiscal year, which ended March 31, 2011; quickly review the background of Voiceserve, particularly for those new to the company; and then jump right into management strategy and expectations for the immediate and long-term future.

To expedite Alex’s presentation, again, the conference call at this point is in a listen-only mode for all participants.  Both Alex and Michael will take questions at the completion of Alex’s comments.  All questions will be addressed on a first come, first served basis.

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ACCUCONFERENCE
July 7, 2011/11:44 a.m. CDT

Before we begin, I’d like to state the following.  During this call the management and representatives of Voiceserve may make comments that may be deemed to be forward-looking statements within the mean of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties.  Forward-looking statements include information concerning the Company’s future results, operations, products, research, market analysis, implementation, and business strategy.

As you consider forward-looking statements, you should understand that these statements are not guarantees of future performance or results. They involve risks, uncertainties, and assumptions that could actually cause results to differ materially from those in forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in the press release, the Company’s filings with the Securities and Exchange Commission, Forms 10-K and 10-Q.

I’d now like to turn the call over to Alexander Ellinson, Co-Founder and Chairman of Voiceserve.

A. Ellinson
I would like to thank you all for joining us today.  This is a very exciting time in our company’s six-year history as our Voiceserve product platform and modules are fully built out and our business has shifted into high gear, particularly as Michael Bibelman, our CEO, and myself are pursuing for the very first time larger recurring revenue contracts and partnerships with global telecommunications companies.

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ACCUCONFERENCE
July 7, 2011/11:44 a.m. CDT

Now, let’s quickly review our figures. I would like to note that heretofore we have been in heavy research and development mode while over the past three years simultaneously selling our product in the markets and achieving sequential revenue growth. We are now in a full commercialization mode, which we believe will provide impetus to our sales growth.

For our fiscal year 2011, Voiceserve generated revenues of $4.4 million, an increase of approximately 33% over the prior year, in which we had  revenue of $3.3 million.  Our revenue growth through the year was predominantly driven by increased licensing sales from the successful launch of our BlackBerry and Android mobile modules.  Now that the build-outs of our comprehensive VoIP software platform has been completed with the launch of video-on-demand, we anticipate our revenue growth rates will accelerate as we are now gaining the attention of major telecom carriers and service providers.  Thus far, our preliminary figures for the first quarter will show a break from the past.  As our original business of selling to smaller entities continues to grow, we now add a new dimension to our business model, with license revenues coming from significant carrier contracts for the very first time.  As a result, Voiceserve expects to achieve profitability in the current fiscal year.

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ACCUCONFERENCE
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Voiceserve reported a net loss for the year ended March 31, 2011 of $772,000, or $0.02 per basic share.  This compares to a net loss of $665,000, or $0.02 per basic share for the full fiscal year 2010.  The gross profit for the full year was $2.1 million, reflecting a 48% gross margin for the company compared to a gross margin of 65% for the prior fiscal year.  We anticipate a target gross margin in the range of 60% during the current fiscal year as our costs to build the core of our platform are largely behind us.

The Company’s operating expenses during the year totaled $3.2 million, an increase of approximately $400,000 over the prior year.  This increase was largely due to an increase in marketing costs, sales and sales engineer staff, and product development.  However, as a percentage of gross revenue, costs declined 13% year-over-year.  It is our nature to control our costs.  As we manage our growing business going forward, we will closely manage operating costs to assure efficiencies are maintained.  While we do anticipate the continued increase in operating expenses going forward due primarily to adding personnel to our sales team and marketing, we believe that operating costs as a percentage of revenue will continue to decline measurably.

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ACCUCONFERENCE
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For the fourth quarter ended March 31, 2011, Voiceserve revenues increased 12% to $1 million over the prior year’s fourth quarter.  However, we lost some ground over the prior third quarter 2011 revenue of $1.3 million primarily due to our manpower.  Once our platform and importantly, our dialer modules were completed, our presence in the industry reached the radar screens of a number of the large telecom providers.  Our opportunity was now and we acted on it.  We, therefore, quickly allocated a significant portion of our sales efforts away from our traditional sales of resellers and small businesses.  While this was productive going forward, it stretched our capacity during the past fourth quarter.  We have since fixed the problem and hired several quality sales personnel with the proceeds from a small, private placement completed during the first quarter of 2011; more on this later.

Voiceserve generated gross profit during the March quarter of $408,000, or 40% of revenues.  As mentioned earlier, this quarter took a disproportionate hit with the completion of our product suites given the heavy testing of our greatest accomplishment yet, video-on-demand.  During the fourth quarter, operating expenses totaled $703,000, which was a 2% decline from the prior year’s fourth quarter and 5% less than the previous third quarter.  Net loss for the fourth quarter 2011 totaled $263,000 compared to a loss of $115,000 during the prior year’s fourth quarter of $42,000 for the third quarter of 2011.

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ACCUCONFERENCE
July 7, 2011/11:44 a.m. CDT

Quickly turning to the balance sheet, cash and cash equivalents on March 31, 2011 were $142,000.  Accounts receivable, together with prepaid expenses, totaled approximately $132,000.  Voiceserve holds no long-term debt.  However, current liabilities total $586,000.  The Company’s stockholder equity is a positive $1.7 million.  Subsequent to quarter end, the Company completed a private investment in public equity, or PIPE transaction, with accredited investors totaling $498,000.  We strongly believe that this was the Company’s last equity raise to profitability, the proceeds of which were predominantly used to hire additional sales persons, as well as increase our marketing presence.

Today, Voiceserve has approximately 42.2 million shares of common stock outstanding, with fully diluted shares totaling 47.9 million.  If all options or warrants were to be exercised, the Company would receive an additional $2.2 million in proceeds.

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ACCUCONFERENCE
July 7, 2011/11:44 a.m. CDT

Big picture looking forward, with the buildup of our platform and with the introduction of our award-winning modules, in particular, our mobile dialers and now video-on-demand, we are experiencing a great deal of attention.  In the first quarter just ended, we signed two recurring revenue license contracts with two major carriers in the Middle East, the initial benefits of which will appear in the first quarter.  The pace is accelerating into the second quarter.  We are presently in advanced discussions with approximately 10 significant operators and service providers, only a portion of which we need to achieve our revenue goals for fiscal year 2012.  In addition, we are in various phases of discussion and/or negotiations with a number of others.  Keep in mind that our original business also continues to grow consequently.  We offer guidance for fiscal year 2012 of $9 million in revenues and $0.08 earnings for fully-diluted shares.

Now, let us quickly review the industry, our products, and strategy to address the tremendous phenomenon, the simultaneous global shift to VoIP.  The telecommunications industry is undergoing a transformation from expensive landline and mobile networks to the economical voice over the Internet protocol, VoIP.  It is estimated that VoIP usage will reach 40% in Europe and 20% in the United States by this year end.  Organizations that purchased first generation VoIP solutions five to seven years ago are now replacing them with the latest technology according to Infotest research.  By 2013 globally, mobile VoIP applications will reach 278 million users.  In fact, by 2019, it is estimated that half of all mobile calls will be conducted over IP networks.

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July 7, 2011/11:44 a.m. CDT

A UK-based research group projects mobile VoIP minutes to jump from 15 billion in 2010 to 470.6 billion by 2015.  Jupiter Research further projects that the United States alone will account for 135 billion mobile VoIP minutes by 2015.  According to Ibis, this mass market adoption of VoIP will position it to be the best performing industry in this decade, and Voiceserve sits squarely in the middle of this telecommunications revolution.

Please indulge me for a moment to discuss exactly who we are.  Voiceserve is a VoIP software provider offering a platform that is uniquely Windows-based enabling any entity to become a virtual VoIP telephone switching system.  To be clear, we are one of a handful of software companies enabling VoIP.  We sell our technology to telecom providers, who in turn offer you a VoIP service plan.  Our software consistently leads the industry with the latest capabilities.  It’s simple to install, at significantly fast installation time on average.  Our software can be downloaded in less than five minutes.  Our software is very attractively priced.  Our software operates under an open standard, meaning we are completely interoperable with most legacy telephone systems and other voice codec systems and protocols.  We even interact with the Cloud.  Our system requires no additional hardware.  Our Windows-based software provides advanced VoIP solutions that are secure, highly scalable, and reliable without the need of additional physical hardware.

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Our product offering is highly comprehensive, offering all the services you have become accustomed to in your current landline-based system.  Users cannot tell whether they’re using a landline or VoIP until they see their bill and see the incredible savings.  Our base system, Softswitch, provides all the functionality of landline systems at a fraction of the cost.  Our proprietary IP telephone switching system, known as IP-PBX software, features multiple and virtual extensions, auto-attendants, call recording, voicemail, instant and unified messaging, and video and much more.  Voiceserve provides a fully-integrated backbone for wholesalers, resellers, retailers, including invoicing, dialing plans, and reporting.  We have developed VoIP common link technology that enables VoIP calls behind firewalls and reduces the broadband capacity.  This is especially critical in countries such as the UAE and Oman.

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July 7, 2011/11:44 a.m. CDT

Since 2007, we have deployed over 20,000 licenses to approximately 3,000 customers globally.  This has been achieved predominantly through resellers selling our basic VoipSwitch license, for which we receive $5,000 for each basic license.  One license permits approximately 800 to 1,000 concurrent voice calls only.  As our customers grow, they need to take on multiple licenses with us.

We also receive a small recurring annual maintenance fee per license.  While we anticipate that this, our original business focus, will continue to grow each quarter, an even greater opportunity has recently developed with strategic distribution and private label contracts with major communications industry participants.  We have added applications to our basic VoIP platform.  As we increased the number of modules offered during the last fiscal year, it quickly became clear that excitement is existent on the cellular mobile.  Not only do we offer the ability to make Internet calls, VoIP calls, from a fuller range of cellular phones using Wi-Fi, 3G, or Edge environments, but we also offer a full range of services that go along with your mobile phones, like conferencing, call forwarding, call waiting, texting, instant messaging, video conferencing, etc.

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ACCUCONFERENCE
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Importantly, as far as we are aware, we are the only VoIP software provider that can perform these tasks anywhere in the world for nearly all the smart phone types currently on the market, including Windows software, iPhone, iPad, Android, and the coveted BlackBerry.  These features make our software offering unique.  In addition, we are amongst the first VoIP software company to enable video-on-demand to Internet service providers.

Given the software advantage we just detailed, Michael Bibelman, our CEO, and myself are pursuing for the first time large contracts.  The market opportunities we are targeting are small to medium size corporations, industry sectors such as hotels, and importantly, the very large traditional telecom service providers.  The industry has changed and independents offering VoIP services are proliferating, taking customers away from the large traditional carriers who are now prepared to stop ...the industry giants are contacting us.  Now, specifically, our technology, our software platform is complete.  Now we will update ... adding upgrades and maturation capabilities when appropriate.

Our personnel:  we have been heavily weighted towards engineers, as one would expect during a development phase.  Just recently, we’ve added to sales and marketing, which today totals a 10-person team.  In addition, we have approximately 25 sales support engineers, which is required as we reach the technical level of the sales process.  Our team is essentially in place for the foreseeable future.

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ACCUCONFERENCE
July 7, 2011/11:44 a.m. CDT

Our financials:  with the completion of a raise in early June this year for $498,000, we believe we are in good shape, as a great deal of our early set up costs are behind us, our revenue is accelerating, our margins are lifting, and profitability is upon us.  So, with an … structure in place, our focus turns towards contracts.

The two contracts we signed during the first fiscal quarter this year have begun to perform.  Those Middle East telecom providers are industry leaders in their markets.  The first is owned by a parent company that controls the stakes in many Middle Eastern and African companies.  The license fee to this engagement was received.  Our software has been installed and performing.  This relationship has now expanded into discussions with other cellular providers of other countries owned by the parent company.  A second contract has now been signed to be recognized within the second quarter, which began July 1.  Additional discussions are occurring.

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July 7, 2011/11:44 a.m. CDT

The second contract that we signed in the first quarter was with one of the largest cellular carriers in the UAE, with 22 million mobile subscribers.  While the license fee was received in the first quarter, it is the annual recurring revenues that we most look forward to.  For every subscriber above the initial 100,000 users, Voiceserve will be paid per annum €0.35 or $0.50 per annum.  This will contribute to recurring revenues.  A formal advertising note will occur over the next couple of weeks.  However, with limited distribution and no advertising, 6,500 downloads occurred in the first two weeks during June.  We are off to an encouraging start.  On the table today are significant carrier discussions regarding our mobile dialers beyond the Middle East involving two mobile carriers in Asia, three carriers in Europe; all contracts will reflect a recurring component.

Video-on-demand, we have generated tremendous interest in our video- on-demand products.  We will be offering two revenue-generating modules.  Firstly, the sale of the video-on-demand license, and secondly, a fee per room per rental in the case of hotels.  We believe our technology is the most advanced to date all under one portal.  We are in final discussions with a hotel chain in Africa, as well as a major operator in Asia and the Middle East.  We are also close to testing phase with several well-known software distributers, technology aggregators, and hardware manufacturers.

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ACCUCONFERENCE
July 7, 2011/11:44 a.m. CDT

On the original side of our business, we introduced hosted VoipSwitch in order to get into a stream of recurring revenues within the original reseller business.  Voiceserve has launched a service whereby potential clients who cannot afford to purchase VoipSwitch upfront can lease one for $239 per month.  This is being offered in both retail and wholesale packages.  By retail, we are referring to potential small VoIP enterprises.  We have already signed up 100 customers in the last month.  By wholesale, we are referring to large hosted service suppliers who offer hosted service and have the capacity to market VoipSwitch software.  We have signed up approximately 200 wholesale contracts in the current month.

In summary, our business is shifting into high gear as we cross into profitability.  Our technology, personnel, and financials are in place to support an enhanced marketing and sales effort to support the growing demand of our VoIP software suite.  Operator, we would like to open the call now to questions.  Thank you.

Coordinator	Thank you. We will start with our first question. Caller, please state your name and proceed with your question.

J. Spears
Jack Spears, Garwood Securities.  You mentioned a number of clients in the pipeline.  Could you just give us a feel for who you’re competing with in those clients and how long your sales cycle is?  What are the major issues you face as you’re closing additional business?

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A. Ellinson
Very interesting question, Jack.  We are operating now with mobile carriers in the Middle East.  Those are our prime call.  There are many reasons for that.  First of all, the Wi-Fi capacity in the Middle East is very, very tremendously enhanced.  We are recognized at VoipSwitch to be today, as far as we are aware, the only supplier to cover, as we mentioned in our text, the full range of five different mobile phones.  That’s carrying the BlackBerry, the Android, the iPhone, Windows, and Symbian.  We cover the full suite.  We are not aware of any competitors that cover the full suite.

In addition to that, we also have enabled video conferencing on the Android phone and on the iPhone, which means an operator can control his own minutes.  The operator can encourage his registered users to be able to go along and make their own conference calls, create their own IP PBX environment.  The operators we are dealing with have not got the capacity to develop this in the short period of time that they want to launch it.

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A typical sales cycle will be, A, negotiating a fee.  That’s on the contract end.  That is we will charge them a fee for a local license.  Thereafter, because we are looking for recurring revenue, we want to copy the typical licenses we’ve signed now with the two operators who are now currently engaged with us, and that is to have a recurring fee per dialer per annum.  The issues the carriers are having, there are no issues.  Typically, what we will do is we will initially have our sales engineer download our software onto their platform.  Thereafter, they will be able to in turn download on to each separate apparatus the module and make test calling.  Now, there are many, many parameters involved.  A, there is how does our dialer react with their current switch?  Do they want to put on a new current switch?  Also, how much bandwidth will they need?  These are just a few of the parameters.

I would like to turn to Michael, who will contribute toward the cycle. Michael, please comment.

M. Bibelman
Thanks, Alex.  Hello, Jack.  Good afternoon and thanks a lot for your question.  A cycle depends on many factors.  Number one, how big, how small a company is.  If it’s just a company which has got about 1,000 users, we can have, typically, them up and running in 24 to 48 hours.  It just needs some customization, logo.  If they’re using VoipSwitch as their back end softswitch then it’s basically a plug and play.

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If it’s more like a dedicated server, they’re using one of the very major softswitches or SS7 signaling switches then there can be a little bit of testing toward it.  It can be anything between one week and six weeks to get them up and running, and that’s if you’re talking about a company which is a major telecom company with at least one million subscribers.

The answer to your question is it all depends how big the company, how big their network, and quite a few factors. But because of our dynamic team, we can turn this around in a very short time.

J. Spears	You indicated you have a sales team of about 10 people. What’s their background and why did they come to you versus joining one of the other players?

M. Bibelman
Let me answer you that question. First of all, VoipSwitch, which I think Alex mentioned that beforehand, is a brand name in the market.  If you turned around to any person, especially in southern regions of the world, and speak to them about softswitch, the first name which comes will be VoipSwitch.  Just like Google is for search stations, VoipSwitch, so it’s really a brand already.  We probably have installations to date around 20,000 installations and we’ve got about 3,500 telecom companies, some very small, some resellers who have installed our switch.  It’s pretty much a known name and a tested name in the market.  We were one of the first ones out there since 2001 having a VoIP solution Windows-based, so I would say it’s a pretty much recognized name out there in the market for people who prefer … themselves to a solid company and a company which has been quite successful in the market.

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J. Spears	So you’re saying sales people in the space know who you are and they know you’re the best game in town at this point.

M. Bibelman	Correct.

J. Spears	On break-even level, what level of revenue do you need to reach break-even level?

M. Bibelman	Alex, do you want to …?

A. Ellinson	Per quarter, we’re looking at approximately $1.2 million break-even.

J. Spears	Does that suggest you could be profitable in the first quarter?

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A. Ellinson
You’ll have to be patient. The figures are soon coming out and our accountants, as you are aware, have just finished the year-end. They’re working diligently now on the last quarter.  We are pushing and working with them very closely to hopefully have an early release of the figures. We are optimistic that they will be encouraging.

J. Spears	Thank you, sir.

Coordinator	Next caller, please state your name and proceed with your question.

P. Belten
Peter Belten, Prime Mover.  Two questions for you, Alex.  The first is, there has been a lot of activity recently in VoIP, in particular, you’ve got Skype; you’ve got Facebook; Microsoft Netflix with video.  How does this help or hurt Voiceserve?

A. Ellinson
This helps Voiceserve tremendously.  You’ve touched on  a very, very good point, and that is one of the reasons why the carriers are coming to us.  The carriers now are realizing that they are hemorrhaging because many, many users when they travel, even when they don’t travel, when they want to communicate with each other will establish their own VoIP environment.  They will come to Skype.  They will either converse with each other freely through Skype.  Alternatively, they will use SkypeOut.  What we are doing now is we are creating environments whereby we are encouraging carriers, mobile operators to use their current client base and connect them to VoIP.  That is why they are realizing this and they are coming to us.  I would like to ask Michael, please, to add in more comments.  Michael.

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M. Bibelman
Hello, Peter.  Good afternoon.  Thanks a lot for your questions.  Let me comment like this.  I’ve been going the last three years to the GFMA, which is in Barcelona.  It’s a mobile exhibition, a worldwide … exhibition.  The CEO of Google was there this year.  It’s really the top exhibition in the world for mobile.  Three years ago when I started telling telecom companies and major telecom providers, I’m talking about the EPPs, the major ones in every country, about mobile VoIP, they started laughing at me.  … it’s going to affect our sales, this, that, and the other of our regular network.

Two years ago, they turned around to me and said to me, “You know what?  Excellent, Michael.  Let’s have some more information.”  This year, I only took five or six people along to Barcelona in February for the conference there where we were exhibiting and we really needed about ten people there.  They were ... straight away.  Obviously, the sales cycle with a large company takes longer, but these kind of guys who laughed me out three years ago are coming to us now saying, “Excellent.  We need this product.  We need your solution because we are losing revenues.”

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We all know yesterday about the … tie in, as well.  I believe this … just in the last 24 hours since that was announced, we’ve had a lot of demand for that.  I think it’s excellent for us.  It just shows where the world is going to and social networking, we all know, is something which everybody needs, whether it’s business scale, LinkedIn, whether it’s social for personal reasons.  It’s something which everybody needs.  To combine, which we have video and voice, I would say we’re the only ones that have it, so it’s excellent news for us.

P. Belten
Fantastic.  Second question is, you mentioned on the call the Cloud.  Can you kind of give us a little better explanation how you interact with the Cloud or what the opportunity is for you with the Cloud?

M. Bibelman	Go ahead, Alex.

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A. Ellinson
Okay.  Michael, I’ll begin and I’ll pass it on to you.  Typically, we have clients, and this is where we began our business, our business, obviously, is global.  It’s very, very global.  I’m not sure there’s a corner in the earth, maybe Iceland, maybe even there we have clients, who are not connected with us in some sort of capacity.  For example, even a small … shop operator who wants to be able to have a clear billing system for his clients will connect with us.  Now, that is significant because, for example, if you have a … shop operator in India and he has not got his capacity to have his own server inside his operation center because he will not get good Internet connection, he will typically turn to a hosted company in the United States to have his server over there.  Because he is hosting a server in the United States, he will pay probably $150 to $250 per month per server and for limited bandwidth.  Now, with the Cloud, such an operator can come in at a much lower cost area.  It will cost him much less in order to join the club and this potentially can create much more business for us also from the smaller operators.  Michael, please comment.

M. Bibelman
Yes.  Peter, just to answer your question, Alex and I just came back recently from Singapore where we were exhibiting at CommunicAsia and the whole focus there was on the Cloud.  Do we need different kinds of locations to have servers?  Now, the answer is not.  We can just have one place and it networks everything together.  Let’s say 10 years ago if you wanted to have a telecom company, you had to have one in the UK, a server; one in maybe …, a server; one in Hong Kong.  Now you need one server.  It matches everything up together.  The Cloud, at the moment, we interact with it and I believe it is helping in all of our business.

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P. Belton
Wow.  One follow-up question then.  You mentioned Skype, can you kind of compare and contrast your technology versus where Skype is today?  Skype is considered the bellwether just in the public, but I think you guys are probably a generation or two ahead.  Can you kind of clarify that?

M. Bibelman
Yes, more than a generation or two ahead, we are more advanced than them.  Number one is they’ve got a slow technology.  We interact with all products which are used with all major telephone companies around the world.  We have g79, g711, g7, g3, GSM.  We’re compatible with every single codec.  If a company has a certain kind of switch, most of the time they cannot use Skype.  Skype is usually used by the individual.  For a telecom company and a provider, which we are trying to target, which in return tries to retarget their customer base, Skype is very closed technology, cannot be branded.  We can’t be branded.  If you want any bells and whistles to be added on it, VoipSwitch ... Voiceserve can do it, whereas Skype doesn’t.  It’s just basically … product.  Skype has a certain amount of market share, but I believe our clients and our customers and our partners have many more clients than actually Skype and they’ve got a lot of demand for a lot of customizations.

We do two kinds of customizations, not just graphics and basic stuff.  One of them is about 15% of our clients, which has increased from about 5% to 15% in the last three months, have actually requested certain specific software, which they would like to have incorporated, whether it’s Arabic, whether it’s Chinese, which Skype does not do at the moment.  Besides just the graphics part of it, we have all the bells and whistles, video on demand.  They don’t have video on demand.  We have video on demand.  You can watch from your mobile phone from your iPhone or Android any movie.  They don’t have that at the moment, so really we are far ahead of them.  We’re adding on new features all the time.

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A. Ellinson
Just to add on to what Michael is saying, as well, which is very significant, and that is Skype is an end-user product.  It is not a commercial product.  The company that wants to offer VoIP services cannot go to Skype.  Skype doesn’t have the infrastructure for that and it’s not their business model.  It’s not what they do.  Our company, we help create a VoIP environment for companies.

P. Belten	Fantastic. Thanks so much.

Coordinator	We will take our next question. Caller, please state your name and proceed with your question.

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R. Palmer
Yes.  This is Rick Palmer.  Quick question, Alexander, I know you mentioned a second ago about the carriers coming to you.  It seems like, especially in the U.S. with the bigger carriers, that they would have the resources and would be spending a lot of money on their R&D to make sure that they continue to not lose customers and gain customers.  Are those the types of companies in the U.S. that are coming to you as well, or are you mainly seeing this come from overseas and Europe and Asia?

A. Ellinson
We have seen a number of carriers in the United States come to us, but the more focus is from the Middle East and Asia.  The simple reason is that the technology in the Middle East and Asia is much more advanced than that in the United States.  For example, in the United States, on BlackBerry are very focused on CDMA.  It’s a different technology.  It will happen in the United States, but it’s slower.

Companies do realize that they’re in the running race now and that’s why they’re coming to us quickly because for them to develop their own R&D in this product will take time.  They’re coming to us, approaching us saying, “We want to get to the market.”  The fact that our company does white label the dialers and puts everything on their servers and their switches makes them feel very, very comfortable.  They’re entry level.  That’s why we marketed it in this way and that is our strategy.  The entry level is very low risk.  They can build it up, so that’s what they like about us.

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That’s the reason why we did it because it’s worth their while coming in at a low entry level with us rather than spending a tremendous amount of their own resources of money and time and not knowing where they’re going to go.  With us, they know about the products.  It’s a low entry level.  They can build it up and that’s what they like about it.  Michael, ... that?

M. Bibelman
Yes.  Thanks, Alex.  Inquiry we’ve had was probably about tenfold inquiry in the last six months from the United States and Canada.  It’s coming into sales, turning into sales, converting into sales, I will say, as well, at least triple where we were this time last year just in sales from the U.S.  A lot of it’s coming out for Miami, the Florida area, because they target a lot of the South American markets.  We have a lot, as well, from California.  We have … from New York, as well.  Nationally, the states have increased.  We see it increasing every more.  Our actual inquiries are unbelievable.  We just spoke … in the office today how it’s come about tenfold U.S.

R. Palmer	Okay. Thank you.

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July 7, 2011/11:44 a.m. CDT

Coordinator	I would like to turn the call back to Michael Bibelman, CEO of Voiceserve, for any final comments.

M. Bibelman
On behalf of Alex and myself and our dedicated hardworking professionals at Voiceserve, I want to thank you for your interest in our company.  Voice communications over the Internet has been aggressively adopted around the world.  The global economic downturn has served as a catalyst for business and consumers to seek more efficient alternatives to landline communications.  The features of our software compared to landline voice services are virtually identical with one exception:   VoIP is significantly less expensive.  Our mission at Voiceserve is to cultivate long-term growth through technological innovations, engineering excellence, and advanced functionality and security as we deliver high quality VoIP platforms product and services at highly competitive prices.

Our company is in the center of an industry that is projected to be the best performing industry in the coming decade according to ….  We believe Voiceserve has a great future.  We look forward to our next call when we report our first quarter results in early August.  Have a pleasant day.  Thanks.

Coordinator	Ladies and gentlemen, this will conclude our conference. Thank you for joining us today.

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